EXHIBIT 11





                                ROSS STORES, INC.
                    ________________________________________

                STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
                (Amounts in thousands, except per share amounts)


                                                         Three Months Ended
                                                May 3, 1997              May 4, 1996

                                                            Fully                    Fully
                                              Primary     Diluted     Primary      Diluted

Net earnings                                  $23,753     $23,753     $13,936      $13,936
                                              =======     =======     =======      =======
Weighted average shares outstanding:
Common shares                                  49,399      49,399      50,058       50,058

Common equivalent shares:
Stock options                                   1,087       1,111       1,236        1,558
                                               ______      ______      ______       ______

Weighted average common and common
equivalent shares outstanding                  50,486      50,510      51,294       51,616
                                              =======     =======     =======      =======
Earnings per common and common
equivalent share                                 $.47        $.47        $.27         $.27

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